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                                                                      EXHIBIT 99

                                [NCI Letterhead]

Contact:          Robert J. Medlock
                  Executive Vice President and
                  Chief Financial Officer
                  (281) 897-7765

           NCI BUILDING SYSTEMS PLANS TO REFINANCE EXISTING BANK DEBT
                  AND PRIVATELY PLACE SENIOR SUBORDINATED NOTES

HOUSTON (JULY 17, 2002) -- NCI Building Systems, Inc. (NYSE: NCS) today announced that it intends to refinance its existing bank debt, which does not mature until July 2003, with a new $225 million senior, secured credit facility and $50 million of a new issue of senior subordinated notes. The new credit facility is expected to consist of a six-year, $125 million term loan B and a five-year, $100 million revolver, both of which will be secured by receivables, inventory, machinery and equipment. The $50 million of senior subordinated notes will be issued on the same terms as the Company's currently outstanding $125 million of 9 1/4% senior subordinated notes due 2009. While the Company expects to complete the refinancing in August 2002, there can be no assurance that it will be able to complete these transactions.

         The Company intends to market the senior subordinated notes to qualified institutional buyers under the SEC's Rule 144A. The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. After consummation of the offering of the notes, the Company will be obligated to commence an exchange offer pursuant to an effective registration statement or cause the resale of the notes to be registered under the Securities Act.

NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the non-residential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

Some statements contained in this release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual performance of the Company may differ from that projected in such statements as a result of factors such as industry cyclicality and seasonality, adverse weather conditions, fluctuations in customer demand and order patterns, raw material pricing, competitive activity and pricing pressure and general economic conditions affecting the construction industry. Investors should refer to statements regularly filed by the Company in its annual report to the Securities and Exchange Commission on Form 10-K, its quarterly reports to the SEC on Form 10-Q, its current reports to the SEC on Form 8-K and other filings with the SEC for a discussion of factors which could affect the Company's operations and forward-looking statements made in this communication. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations. This release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

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